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                        [PLANTE & MORAN, LLP LETTERHEAD]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:


We have read and agree with the comments in Item 4 of the 8-K of Riviera Tool Company dated April 28, 1999.



/s/ Plante & Moran, LLP

PLANTE & MORAN, LLP
Grand Rapids, Michigan
April 28, 1999